MobiClear Announces Strategic Acquisition

-- acquires Radius-ED Limited --

SINGAPORE and Kuala Lumpur, Malaysia. – November 16, 2009 – MobiClear, Inc. (OTC BB: MOCN), (www.mobiclear.com), owner of the unique, patent pending, Personal Identification Verification On-Time (PIVOT) solutions system to significantly decrease worldwide credit and debit card fraud, and other state-of-the-art computer security products, said today that it has acquired all of the outstanding shares of Radius-ED Limited (www.radius-ed.com).

Radius-ED is a global technology service provider with offices in Singapore, Malaysia, Hong Kong and the USA. Radius owns and operates proprietary messaging platforms and global network infrastructure that offer innovative messaging solutions and mobile marketing programs to its international partners and clients, who are primarily, Global Brand Owners, Mobile Operators and Content Providers / Aggregators.

Radius, which has been acquired for US $10 million - $8.5 million of MobiClear stock and a convertible note of $1.5 million, had revenues of US $7.8 million in 2008. 2009 revenues have increased by an average of 15%.

“Radius brings synergy to MobiClear’s existing business platform,” said Luther Jao, MobiClear CEO. “In addition, this acquisition of Radius and its existing business places MobiClear in the fast growing mobile data market and provides Mobiclear with a solid foundation with which to move forward.”

“We are very excited to be part of the MobiClear family,” said Sherri Goh, Radius-Ed CEO. “We believe that we will not only be complementary to MobiClear’s current platform but will now be able to provide the Radius solutions to a broader clientele.”

In conjunction with this acquisition MobiClear is relocating its head office to Singapore.

About MobiClear: MobiClear Inc. (OTC BB: MOCN), (www.mobiclear.com), headquartered in Singapore, offers a range of solutions to credit card and debit card fraud based on its patent-pending Personal Identification Verification On – Time system. It also offers products to ensure against fraud in all electronic transactions, including telephone and Internet transactions.

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements in this press release. Additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: mobiclear Inc.

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